Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jennifer Sharpe	James Stawski
704-319-1135	704-319-1189
jsharpe@uslec.com	jstawski@uslec.com

US LEC Corp. Prices Offering of $150 Million Second Priority

Senior Secured Floating Rate Notes

September 27, 2004 – Charlotte, N.C. – US LEC Corp. (Nasdaq: CLEC) announced today that it has agreed to sell $150 million of Second Priority Senior Secured Floating Rate Notes due 2009 at a price to investors of 99.5% of the principal amount. US LEC will use the net proceeds from the offering to repay its senior credit facility and senior subordinated notes, and for working capital purposes. The senior credit facility will be terminated following repayment of the outstanding indebtedness. The sale is expected to close on September 30, 2004.

The notes will be guaranteed by all of US LEC’s subsidiaries and will be secured on a second priority basis by substantially all of US LEC’s and its subsidiaries’ assets. The notes will bear interest at a rate equal to the six-month LIBOR plus 8.5% per annum, with the interest rate being reset semi-annually. US LEC may redeem the notes at redemption prices of 105.5%, 103.5% and 100.0% of the principal amount during the 12-month period beginning on October 1 of the years 2006, 2007 and 2008 and thereafter, respectively.

The notes are being offered by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the “Act”). The notes have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements.

This press release is not an offer to sell or a solicitation of an offer to buy the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Act or the securities laws of any state.

About US LEC

Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also provides selected voice services in 27 additional states and selected data service nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including certain customary conditions to closing contained in the purchase agreement governing the sale of the Notes.

US LEC is a registered service mark of US LEC Corp. US LEC and Design ® is a registered service mark and trademark of US LEC Corp.

#